UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015

Green Brick Partners, Inc.

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(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33530 (Commission File Number)	20-5952523 (I.R.S. Employer Identification Number)
2805 Dallas Parkway, Suite 400 Plano, Texas (Address of principal executive offices)	75093 (Zip code)

Registrant’s telephone number, including area code: (469) 573-6755

(Former name or former address, if changed since last report)

Not Applicable

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 16, 2015, JBGL Builder Finance LLC, a Texas limited liability company (“JBGL”), which is a wholly-owned subsidiary of Green Brick Partners, Inc. (the “Company”), obtained a commitment letter (the “Commitment Letter”) from Inwood National Bank (“Inwood”). The Commitment Letter would amend the Third Renewal, Extension, and Modification of Promissory Note and Third Amendment to Business Loan Agreement, which was effective as of September 23, 2014 (filed hereto as Exhibit 10.1), by increasing the revolving line of credit from $25 million to $30 million and extending its maturity date from October 13, 2015 to the date that is two years after the closing of the modified revolving line of credit. The Commitment Letter also states that Inwood is in the process of obtaining approval to further increase the revolving line of credit to $50 million. Amounts outstanding under the revolving line of credit would, according to the Commitment Letter, be secured by first lien mortgages on certain of the Company’s subdivisions and guaranteed by the Company. The increase and extension contemplated by the Commitment Letter are not effective until final documentation is entered into. We cannot assure you that we will be able to increase the existing revolving line of credit or extend its maturity or arrange another facility on acceptable terms or at all.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
10.1	Third Renewal, Extension, and Modification of Promissory Note and Third Amendment to Business Loan Agreement, effective as of September 23, 2014, by and between JBGL Builder Finance LLC and Inwood National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BRICK PARTNERS, INC.

By:	/s/ Richard A. Costello
Name:	Richard A. Costello
Title:	Chief Financial Officer

Date: June 22, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Third Renewal, Extension, and Modification of Promissory Note and Third Amendment to Business Loan Agreement, effective as of September 23, 2014, by and between JBGL Builder Finance LLC and Inwood National Bank.